Exhibit 99.1

New York Community Bancorp, Inc. Reports 2nd Quarter 2008 Results Reflecting Solid Asset Quality, Loan Growth, and An Expanded Operating Margin(1)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

2Q 2008 Performance Highlights

  Successful Repositioning of Borrowed Funds: The replacement of $4.0 billion of wholesale and other borrowings featuring a weighted average interest rate of 5.19% with $3.8 billion of lower-cost wholesale borrowings will result in a cost savings of approximately 200 basis points. The repositioning is expected to be $0.12 to $0.14 accretive to earnings per share over the next four quarters and to result in a 25-basis point increase in our net interest margin, beginning in 3Q 2008.
  Accretive Common Stock Offering Enhances Tangible Capital Strength: The ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 40 basis points to 6.18% over the course of the quarter, reflecting the net proceeds of the Company’s common stock offering on May 23, 2008. Including mark-to-market securities adjustments, the ratio of tangible stockholders’ equity to tangible assets rose 44 basis points to 6.14%.(2)
  Net Interest Margin Expansion: Our operating margin expanded 13 basis points to 2.54% on a linked-quarter basis, excluding the $39.6 million impact of prepaying $700 million of wholesale borrowings in the second quarter on our 2Q 2008 interest expense. A $285.4 million debt repositioning charge on the remaining $3.3 billion of prepaid wholesale and other borrowings was recorded in non-interest expense.
  Solid Asset Quality: Non-performing assets represented 0.10% of total assets at the close of the quarter, while non-performing loans represented 0.15% of total loans.
  Solid Loan Growth: The loan portfolio grew at an annualized rate of 8.1% over the course of the quarter.
  Strong Loan Production at Substantial Spreads: Loan originations totaled $1.6 billion during the quarter, including $783.0 million of multi-family loans. The average yield on newly originated multi-family and commercial real estate loans was 257 basis points higher than the average five-year Constant Maturity Treasury rate.
  Strong Operating Efficiency: On an operating basis, our efficiency ratio was 40.14%.(3)

WESTBURY, N.Y.--(BUSINESS WIRE)--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported second quarter 2008 operating earnings of $75.1 million, representing a linked-quarter increase of $4.9 million and a $3.3 million increase year-over-year. At $0.23 per diluted share, the Company’s second quarter 2008 operating earnings were $0.01 higher than the operating earnings reported in the trailing quarter and consistent with the level of operating earnings recorded in the year-earlier three months.(4)

As previously disclosed by the Company, its second quarter 2008 GAAP earnings were impacted by the prepayment of $4.0 billion of wholesale and other borrowings with a weighted average interest rate of 5.19%. Although the Company recorded a related after-tax debt repositioning charge of $199.2 million, or $0.60 per diluted share, in the second quarter, the higher-cost funds were replaced with $3.8 billion of lower-cost wholesale borrowings, resulting in a reduction in the cost of such funds of approximately 200 basis points.

Reflecting the improvement in funding costs, the repositioning is expected to add $0.12 to $0.14 to the Company’s earnings over the next four quarters and to add approximately 25 basis points to its net interest margin beginning in the third quarter of 2008. However, the timing of the debt repositioning charge, together with the impact of issuing 17.9 million shares on the Company’s per-share earnings, distorted its performance measures in the second quarter of the year.

On a pre-tax basis, the debt repositioning charge was equivalent to $325.0 million, including $285.4 million that was recorded in non-interest expense and $39.6 million that was recorded in interest expense. In addition to the debt repositioning charge, the Company’s second quarter GAAP earnings were reduced by a non-cash after-tax loss of $29.8 million, or $0.09 per diluted share, on the other-than-temporary impairment of certain equity and debt securities (the “OTTI”), and by an after-tax charge of $2.3 million recorded in connection with safe deposit box-related litigation that was initiated in 1983 against CFS Bank, long before the acquisition of its parent, Haven Bancorp, Inc., by the Company (the “litigation settlement charge”).

While the Company’s operating earnings reflect the benefits of increased net interest income and non-interest income on an operating basis, the aforementioned charges resulted in the Company recording a GAAP loss of $154.8 million, or $0.47 per diluted share, in the second quarter of 2008. However, the impact of the debt repositioning charge on stockholders’ equity was more than offset by the Company’s issuance of 17.9 million shares of its common stock in the second quarter, in a secondary offering that generated net proceeds of $339.2 million. Thus, the actions taken by the Company during the quarter were immediately accretive to its capital.

As a result of the offering, the Company’s tangible stockholders’ equity increased by $137.0 million, or 8.5%, from the March 31, 2008 level to $1.8 billion at June 30, 2008. During this time, its ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 40 basis points to 6.18%.(2)

Board of Directors Affirms Its Commitment to $0.25 per Share Dividend

Reflecting the continuing strength of the Company’s tangible capital position, the Board of Directors affirmed its commitment to maintaining the Company’s quarterly cash dividend at $0.25 per share. The dividend will be paid on August 15, 2008 to shareholders of record as of August 6, 2008.

Commenting on the Company’s second quarter performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “The second quarter was highlighted by our strategic actions and by the achievement of the goals we had set. Our secondary offering of common stock was well received, and was immediately accretive to our capital measures, and the repositioning of our borrowings has dramatically reduced our funding costs. Moreover, the combination of these actions will result in $0.12 to $0.14 of earnings accretion over the next four quarters, and provided us with both the strength and flexibility to capitalize on opportunities for further asset and earnings growth. While the combination of the offering and the repositioning distorted many of this quarter’s metrics on both a GAAP and operating basis, we believe that the benefits of these actions will be verified by our performance in the quarter ahead and beyond.

“Furthermore, notwithstanding the many challenges confronting our industry in this time of economic turmoil, the strength of our credit standards and the unique nature of our multi-family lending served to uphold our record of asset quality. In the midst of the worst credit crisis since the late 1980s, our non-performing assets represented 0.10% of total assets and our non-performing loans represented 0.15% of total loans at the end of June.

“We also demonstrated our ability to generate strong operating earnings, as we took advantage of the positive slope of the yield curve to increase our lending and reduce our funding costs. At $1.6 billion, loan originations exceeded the volumes produced in each of the past eight quarters and, at $20.9 billion, our loan portfolio grew at an annualized rate of 8.1% over the last three months. With our funding costs down significantly and our loan production increasing, we were pleased to see a 13-basis point linked-quarter rise in our operating margin, excluding the impact of the debt repositioning charge.

“We also look forward to continued margin expansion as the benefits of the repositioning are realized. As we indicated previously, the repositioning is expected to add 25 basis points to our margin in the third and subsequent quarters, contributing to the double-digit earnings per share accretion we expect to see in the next 12 months and beyond.

“Given certain facts and circumstances specific to the quarter, we recorded our first loan loss provision in nearly 13 years. At $1.7 million, the provision exceeded the level of charges recorded against the allowance for loan losses and, as a result, the loan loss allowance totaled $92.9 million, representing 0.44% of total loans, at the end of June. The loans we charged off consisted entirely of auto loans, consumer loans, and C&I loans.

“We believe that our record of asset quality, together with the increased spreads on our core business, are the primary reasons that several new large investors purchased shares in our recent stock offering. The accretive issuance of stock enabled us to increase our tangible stockholders’ equity and the related capital measures, and is expected to enhance our go-forward earnings while preparing our balance sheet to withstand future stress. As a result of the offering, our ratio of tangible stockholders’ equity to tangible assets is the highest it’s been in 21 quarters, and we believe we are well positioned to capitalize on the opportunities that lie before us while maintaining our quarterly dividend at the current amount,” Mr. Ficalora said.

“It is worthy of note that, at quarter’s end, the Company had more assets, more multi-family loans, and more capital than at any time in its history, and ranked 17th among the nation’s banks and thrifts, based on market cap.”

Balance Sheet Summary

Total assets rose $503.7 million in the first six months of the year, to $31.1 billion at June 30, 2008.

Loans

Loans represented $20.9 billion, or 67.3%, of total assets at the close of the second quarter, signifying a three-month increase of $415.1 million and a $562.0 million increase in the first six months of the year. While repayments totaled $1.1 billion in the three months ended June 30, 2008, this number was exceeded by originations of $1.6 billion, including $783.0 million of multi-family loans. By comparison, originations totaled $1.4 billion and $1.0 billion in the trailing and year-earlier quarters, including $707.6 million and $377.8 million, respectively, of multi-family loans. For the six months ended June 30, 2008, multi-family loan originations totaled $1.5 billion, signifying a $455.8 million increase from the year-earlier amount.

Multi-family loans totaled $14.7 billion at the close of the second quarter, representing 70.4% of the total loan portfolio. Partly reflecting the strength of the Company’s loan production, the June 30th balance was $539.8 million higher than the March 31st balance, and $669.9 million, or 4.8%, higher than the balance recorded at December 31, 2007. At June 30, 2008, the average multi-family loan had a principal balance of $3.7 million; the multi-family loan portfolio had an average loan-to-value ratio (“LTV”) of 62.7% and an expected weighted average life of 3.7 years at that date.

Commercial real estate (“CRE”) loans accounted for $4.1 billion, or 19.5%, of total loans at the close of the second quarter, and were up $181.8 million and $264.6 million, respectively, over the three- and six-month periods. The growth of the CRE loan portfolio was attributable to an increase in loan production, with originations totaling $374.2 million in the current second quarter, as compared to $189.1 million and $65.9 million, respectively, in the trailing and year-earlier three months. For the six months ended June 30, 2008, CRE loan originations totaled $563.3 million, signifying a $410.5 million increase from the year-earlier amount. At June 30, 2008, the average CRE loan had a principal balance of $2.2 million; the CRE loan portfolio had an average LTV of 55.9% and an expected weighted average life of 3.5 years at that date.

The balance of construction loans declined by $289.6 million over the course of the quarter and by $231.6 million in the first six months of this year. At $905.0 million, construction loans represented 4.3% of loans outstanding, as compared to 5.8% at March 31, 2008 and 5.6% at December 31, 2007. Largely in view of the decline in the housing market, the Company has opted to limit its construction lending, with originations totaling $96.0 million in the current second quarter, as compared to $139.6 million and $233.5 million, respectively, in the trailing and year-earlier three months.

Similarly, one- to four-family loans represented $279.8 million, or 1.3%, of total loans at the close of the second quarter, representing reductions of $19.7 million and $100.9 million, respectively, from the March 31, 2008 and December 31, 2007 amounts.

Other loans represented $924.6 million, or 4.4%, of total loans at the close of the quarter and included $737.1 million of commercial and industrial (“C&I”) loans. While the June 30, 2008 balance of other loans was up $2.8 million linked-quarter, a comparison with the year-end 2007 amount reflects a $39.8 million decline.

At the present time, the Company’s pipeline amounts to approximately $1.3 billion, including approximately $768 million of multi-family loans.

Asset Quality

The Company’s measures of asset quality continued to be solid at June 30, 2008. While the balance of non-performing assets rose to $32.4 million from $22.2 million and $22.9 million, respectively, at March 31, 2008 and December 31, 2007, the June 30, 2008 amount represented 0.10% of total assets, as compared to 0.07% at each of the earlier dates. The linked-quarter increase in non-performing assets was attributable to a $10.2 million rise in non-performing loans to $32.1 million, representing 0.15% of total loans. The six-month increase in non-performing assets was the net effect of a $381,000 decline in other real estate owned to $277,000 and a $9.9 million increase in non-performing loans.

Charge-offs totaled $1.2 million in the current second quarter, as compared to $396,000 in the trailing quarter and $67,000 in the year-earlier three months. The second quarter 2008 charge-offs consisted entirely of auto loans, consumer loans, and C&I credits; no charge-offs were incurred in the mortgage loan portfolio. The Company recorded a $1.7 million provision for loan losses in the current second quarter, bringing the loan loss allowance to $92.9 million at June 30, 2008.

Securities

Securities represented $5.6 billion, or 18.1%, of total assets at the close of the second quarter, and were down $83.6 million and $112.9 million from the balances recorded at March 31, 2008 and December 31, 2007, respectively. Available-for-sale securities represented $1.2 billion, or 20.9%, of total securities at the close of the second quarter, and were down $78.5 million and $202.6 million, respectively, over the three- and six-month periods.

In the second quarter of 2008, the Company recorded a non-cash after-tax OTTI of $29.8 million, or $0.09 per diluted share, on pooled trust preferred securities, including income notes, and certain perpetual preferred stock. Prior to this charge, the unrealized mark-to-market loss on these securities was reflected as a reduction to equity through other comprehensive income. Accordingly, this loss did not affect the Company's stockholders' equity, tangible stockholders' equity, or the related capital ratios.

As a result of the OTTI, the remaining carrying value of the pooled trust preferred securities was $35.6 million at the end of the second quarter, including $17.3 million of income notes. The remaining carrying value of the perpetual preferred stock issuances for which the OTTI was taken was $29.2 million, including $3.7 million of Freddie Mac exposure and $25.5 million of exposure to primary broker dealers which are all investment grade-rated.

Reflecting the after-tax OTTI recorded in the second quarter, the net unrealized loss on available-for-sale securities declined to $4.1 million at June 30, 2008 from $19.4 million at the close of the trailing quarter and from $7.6 million at December 31st.

Held-to-maturity securities totaled $4.5 billion at the close of the second quarter, representing a three-month reduction of $5.1 million and a six-month increase of $89.7 million.

Funding Sources

In addition to the cash flows generated through loan and securities repayments, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of alternative funding sources, the Company has typically refrained from pricing its retail deposits at the higher end of the market in order to contain its funding costs. While, in recent years, deposit growth has stemmed largely from acquisitions, the Company believes it is well positioned to capitalize on market conditions to increase its deposits organically. In addition, the Company has utilized wholesale funding to further enhance its liquidity.

In the second quarter of 2008, the Company prepaid $4.0 billion of wholesale and other borrowings with a weighted average interest rate of 5.19%. These higher-cost funds were replaced by $3.8 billion of lower-cost wholesale borrowings featuring an approximate cost reduction of 200 basis points. At June 30, 2008, the balance of borrowed funds totaled $13.1 billion, signifying a three-month increase of $279.5 million and a six-month increase of $204.1 million. Wholesale borrowings accounted for $12.5 billion of the June 30, 2008 balance, and were up $323.8 million and $256.7 million, respectively, from the March 31, 2008 and December 31, 2007 amounts. Other borrowings accounted for $185.0 million of total borrowed funds at the close of the second quarter, and were down $44.1 million and $52.2 million, respectively, over the three- and six-month periods.

At June 30, 2008, the Company recorded total deposits of $13.4 billion, representing a three-month reduction of $164.3 million and a six-month increase of $197.3 million. Core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing accounts) represented $7.2 billion, or 53.7%, of total deposits at the close of the second quarter, while certificates of deposit (“CDs”) represented the remaining $6.2 billion, or 46.3%.

Stockholders’ Equity

The Company recorded total stockholders’ equity of $4.3 billion at the close of the second quarter, representing a $131.1 million increase from the March 31, 2008 balance and a $106.9 million increase from the balance recorded at December 31, 2007. The June 30, 2008 balance was equivalent to 13.80% of total assets and a book value of $12.51 per share. The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At June 30, 2008, book value per share was calculated based on 342,849,645 shares.

Tangible stockholders’ equity totaled $1.8 billion at the close of the second quarter, representing a $137.0 million increase from the March 31, 2008 balance and a $119.3 million increase from the balance recorded at December 31st. The linked-quarter increase was attributable to the successful completion of the common stock offering in the second quarter, which generated net proceeds of $339.2 million. While the bulk of these proceeds served to offset the effect on equity of the $199.2 million after-tax debt repositioning charge, the remainder represented a contribution to stockholders’ equity, tangible stockholders’ equity, and the related measures of capital strength.(2)

Excluding after-tax net unrealized losses on securities of $10.9 million, adjusted tangible stockholders’ equity represented 6.18% of adjusted tangible assets at June 30, 2008. Including such unrealized losses, the Company’s tangible stockholders’ equity represented 6.14% of tangible assets at that date.(2)

The Company’s subsidiary banks also reported solid levels of capital at the close of the current second quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At June 30, 2008, New York Community Bank had a leverage capital ratio of 7.42%, which was 242 basis points above the minimum required for “well-capitalized” classification, and New York Commercial Bank had a leverage capital ratio of 10.10%, exceeding the minimum required for such classification by 510 basis points.

Earnings Summary for the Three Months Ended June 30, 2008

In the second quarter of 2008, the Company recorded a pre-tax debt repositioning charge of $325.0 million in connection with the prepayment of $4.0 billion of wholesale and other borrowings. While $285.4 million of this charge was recorded in non-interest expense, the remaining $39.6 million was recorded in interest expense in accordance with EITF Issue No. 96-19. In addition, the Company’s second quarter 2008 non-interest income was reduced by a pre-tax OTTI of $49.6 million, and its operating expenses were increased by a $3.4 million pre-tax litigation settlement charge. On an after-tax basis, the OTTI and the litigation settlement charge were equivalent to $29.8 million and $2.3 million, or $0.09 and $0.01 per diluted share, respectively.

As a result of these charges, the Company recorded a GAAP loss of $154.8 million, or $0.47 per diluted share, in the current second quarter. Excluding these charges, the Company’s second quarter 2008 operating earnings amounted to $75.1 million, or $0.23 per diluted share. While these per-share earnings partly reflect the issuance of 17.9 million shares in the second quarter, the benefits of the offering are expected to be more fully reflected in the third quarter of this year and beyond. Please see the reconciliation of the Company’s GAAP and operating earnings that appears later in this release.

By comparison, the Company recorded GAAP earnings of $72.4 million and operating earnings of $70.2 million in the trailing quarter, both amounts equivalent to $0.22 per diluted share.(4) The GAAP amount included two gains that were recorded in non-interest income: a gain on debt repurchase in the amount of $926,000, and a $1.6 million gain stemming from Visa Inc.’s initial public offering. On an after-tax basis, the gains were equivalent to $2.2 million, combined.

In the second quarter of 2007, the Company’s GAAP and operating earnings equaled $36.0 million and $71.8 million, equivalent to diluted earnings per share of $0.12 and $0.23, respectively.(4) The Company’s GAAP earnings were reduced by a pre-tax loss of $57.0 million recorded in connection with the other-than-temporary impairment of $1.1 billion of securities that were sold in the following quarter. On an after-tax basis, this OTTI was equivalent to $38.7 million, or $0.12 per diluted share.

Net Interest Income

The Company recorded net interest income of $130.6 million in the current second quarter, reflecting interest income of $393.3 million and interest expense of $262.8 million. Included in the latter amount was the $39.6 million debt repositioning charge that was recorded on $700.0 million of the prepaid wholesale borrowings.

Absent this debt repositioning charge, the Company’s second quarter 2008 interest expense would have equaled $223.1 million, and its net interest income would have equaled $170.2 million. By comparison, the Company recorded interest expense of $240.9 million and $239.9 million, respectively, in the trailing and year-earlier quarters, and net interest income of $161.5 million and $161.1 million, respectively, in the corresponding periods.

The following chart reflects the impact of the $39.6 million debt repositioning charge on the indicated items:

(dollars in thousands)	Net Interest Margin	Cost of Borrowed Funds	Cost of Total Interest-bearing Liabilities	Interest Expense on Borrowed Funds	Total Interest Expense	Net Interest Income
Without debt repositioning charge (Non-GAAP measure)	2.54%	4.34%	3.59%	$138,291	$223,103	$170,197
With debt repositioning charge (GAAP measure)	1.94	5.59	4.23	177,938	262,750	130,550

Interest Income

The Company recorded interest income of $393.3 million in the current second quarter, down $9.0 million on a linked-quarter basis and $7.7 million year-over-year. Although the average balance of interest-earning assets rose $30.0 million and $376.9 million, respectively, from the trailing and year-earlier levels, these increases were tempered by declines of 14 and 20 basis points in the average yield, to 5.90%. While the higher average balance partly reflects assets acquired in last year’s acquisitions of Synergy Financial Group, Inc. (“Synergy”) and Doral Bank, FSB’s (“Doral”) New York City franchise, the increase was primarily due to organic loan production, the level of which increased steadily over the past 12 months.

The declines in the average yield were primarily due to a decline in prepayment penalty income, which totaled $8.2 million in the current second quarter as compared to $10.3 million in the trailing quarter and $22.3 million in the year-earlier three months. Refinancing activity declined in the current second quarter as many property owners refrained from refinancing in the face of increased economic uncertainty.

Loans accounted for $310.4 million, or 78.9%, of the Company’s second quarter 2008 interest income, a $2.6 million decrease from the trailing-quarter level and a $3.1 million decrease from the year-earlier amount. While the average balance of loans rose $233.9 million and $1.0 billion, respectively, to $20.5 billion, these increases were offset by respective declines of 12 and 37 basis points in the average yield to 6.07%. The latter declines primarily reflect the aforementioned reductions in prepayment penalty income.

In addition, the yields on the Company’s multi-family and CRE loans averaged 257 basis points above the average five-year Constant Maturity Treasury rate (the “five-year CMT”) in the second quarter; in the first quarter of the year, the Company’s yields on such loans averaged 302 basis points above the average five-year CMT. In the second quarter of 2007, the spread on such loans was significantly lower, at approximately 150 points above the average five-year CMT.

Securities accounted for $82.5 million of interest income in the current second quarter, reflecting a linked-quarter decline of $4.4 million and a $9.2 million increase year-over-year. The linked-quarter reduction was the net effect of a $25.3 million rise in the average balance to $6.2 billion and a 31-basis point decline in the average yield to 5.37%. The year-over-year increase was the result of a $426.5 million rise in the average balance and a 25-basis point increase in the average yield.

Interest Expense

Reflecting the debt repositioning charge of $39.6 million, the Company recorded total interest expense of $262.8 million in the second quarter of 2008, as compared to $240.9 million and $239.9 million, respectively, in the trailing and year-earlier three months. Excluding the debt repositioning charge, the Company’s interest expense would have totaled $223.1 million and been $17.8 million and $16.8 million lower than the levels recorded in the trailing and year-earlier three months.

Given the significant impact of this debt repositioning charge on the Company’s second quarter 2008 interest expense, a comparison with the trailing and year-earlier amounts and measures would not be meaningful. To provide an understanding of the impact of the debt repositioning charge recorded in the current second quarter, and to clarify the interest expense produced through ongoing operations, the Company has presented its net interest income analysis for the three months ended June 30, 2008 both including and excluding the $39.6 million charge later in this release.

As the interest expense produced by interest-bearing deposits was not impacted by the repositioning of wholesale and other borrowings that occurred in the current second quarter, a discussion of such interest expense follows.

Interest-bearing deposits generated $84.8 million of interest expense in the current second quarter, down $11.9 million on a linked-quarter basis and $28.1 million year-over-year. The reductions reflect management’s decision to capitalize on the 325-basis point reduction in the federal funds rate over the past four quarters, and the Company’s general practice of allowing the run-off of certain higher-cost deposits as they mature.

In the second quarter of 2008, CDs generated interest expense of $65.8 million, down $10.8 million on a linked-quarter basis and $14.5 million year-over-year. During the quarter, the average balance of CDs fell by $569.5 million to $6.4 billion, and the average cost of such funds dropped by 28 basis points to 4.13%. Year-over-year, the balance declined by $596.3 million, and the average cost of such funds declined by 47 basis points. Core deposits generated interest expense of $19.0 million in the current second quarter, down $1.2 million and $13.6 million, respectively, over the three- and twelve-month periods. The linked-quarter decline was the net effect of a $508.2 million rise in the average balance to $6.8 billion and a 16-basis point decline in the average cost to 1.12%. The year-over-year decline was the result of a $112.3 million drop in the average balance and a 76-basis point decline in the average cost of such funds.

As a result, the average balance of interest-bearing deposits rose a modest $179,000 to $12.2 billion over the course of the quarter, while the average cost of such funds declined by 38 basis points, to 2.80%. Year-over-year, the average balance of interest-bearing deposits declined $716.3 million; during this time, the average cost of funds declined by 71 basis points.

Net Interest Margin

The Company recorded a net interest margin of 1.94% in the current second quarter, reflecting the 60-basis point impact of the $39.6 million debt repositioning charge. Excluding this charge, the Company’s margin would have equaled 2.54%. By comparison, the margin equaled 2.41% and 2.44% in the three months ended March 31, 2008 and June 30, 2007, respectively.

Prepayment penalty income added 13 basis points to the margin in the current second quarter, and 15 and 34 basis points, respectively, to the margins recorded in the trailing and year-earlier three months.

Provision for Loan Losses

In the second quarter of 2008, the Company recorded its first loan loss provision in 51 quarters, in the amount of $1.7 million. Given the severity of the current credit cycle, the actual charge against the loan loss allowance of $1.2 million, and the absence of any acquisition-related additions to the loan loss allowance, the Company deemed the provision to be a prudent measure. The actual circumstances in future quarters are expected to differ and, therefore, no projection of this charge to future periods should be inferred.

Non-interest (Loss) Income

Reflecting the aforementioned $49.6 million loss on the other-than-temporary impairment of securities, the Company recorded a non-interest loss of $22.7 million in the three months ended June 30, 2008.

Given the distortion that resulted from the impairment, comparisons with the trailing and year-earlier levels would not be meaningful. In addition, the levels of non-interest income reported in the trailing and year-earlier quarters were also distorted by certain gains and charges. In the three months ended March 31, 2008, the Company’s non-interest income was increased to $28.5 million by a Visa-related gain and a gain on debt repurchase totaling $2.6 million. In the three months ended June 30, 2007, the Company recorded a non-interest loss of $23.9 million, as a $9.2 million net gain on the sale of securities was outweighed by an OTTI of $57.0 million that was recorded in connection with the post-merger repositioning of the balance sheet, together with a $1.8 million loss on debt repurchase.

Excluding the losses and gains recorded in the respective quarters, the Company’s non-interest income would have equaled $26.9 million in the current second quarter, as compared to $25.9 million and $25.7 million, respectively, in the trailing and year-earlier three months.

Please see the reconciliation of the Company’s GAAP and operating earnings for the three months ended June 30, 2008, March 31, 2008, and June 30, 2007 that appears later in this release for a further discussion of the impact of the aforementioned losses and gains on the Company’s performance in the respective periods.

Non-interest Expense

The Company recorded operating expenses of $82.5 million in the current second quarter, as compared to $78.8 million and $75.6 million, respectively, in the trailing and year-earlier three months. Included in the second quarter 2008 amount was the aforementioned litigation settlement charge of $3.4 million, which increased general and administrative (“G&A”) expense to $21.9 million. Excluding this charge, the Company’s operating expenses would have equaled $79.1 million and included G&A expense of $18.6 million, up from $18.0 million and $18.2 million, respectively, in the earlier three-month periods.

Compensation and benefits expense totaled $43.3 million in the current second quarter, representing a $274,000 increase from the trailing-quarter level and a $3.4 million increase from the year-earlier amount. The year-over-year increase was largely due to staff expansion in connection with the acquisition of Doral’s New York City franchise in July 2007 and the acquisition of Synergy in October of last year.

Occupancy and equipment expense totaled $17.2 million in the current second quarter, down $498,000 and $279,000, respectively, from the trailing-quarter and year-earlier levels despite the acquisition-related addition of 33 branches in the second half of last year.

The preceding expenses also reflect the Company’s operation of three IT systems while, at the same time, aggressively preparing to convert to a more efficient, single system environment by the third quarter of next year.

The amortization of core deposit intangibles (“CDI”) totaled $5.8 million in the current quarter, down $211,000 from the trailing-quarter level and comparable to the year-earlier amount.

Also included in second quarter 2008 non-interest expense was the aforementioned debt repositioning charge of $285.4 million. Including this charge, and the $3.4 million litigation settlement charge recorded in operating expenses, the Company’s non-interest expense totaled $373.7 million in the three months ended June 30, 2008. Absent these charges, the Company’s second quarter 2008 non-interest expense would have totaled $85.0 million, comparable to the $84.9 million and $81.4 million recorded in the trailing and year-earlier three months, respectively.

Please see the reconciliation of the Company’s GAAP and operating earnings that appears later in this release for a further discussion of the impact of the debt repositioning charge and the litigation settlement charge on the Company’s performance in the second quarter of 2008.

Income Tax Expense

Largely reflecting the $325.0 million debt repositioning charge and the OTTI of $49.6 million, the Company recorded an income tax benefit of $112.7 million in the current second quarter, as compared to income tax expense of $32.7 million and $16.6 million, respectively, in the trailing and year-earlier three months.

These charges were responsible for the Company recording a pre-tax loss of $267.5 million in the current second quarter, and also accounted for the distortion of the effective tax rate, which was 42.14%.

The Company recorded pre-tax income of $105.1 million and $52.5 million, respectively, in the trailing and year-earlier quarters, and effective tax rates of 31.14% and 31.54%, respectively.

Company Profile

New York Community Bancorp, Inc. is the $31.1 billion holding company for New York Community Bank and New York Commercial Bank, and a leading producer of multi-family loans for portfolio in New York City. In addition, the Company ranked 17th among U.S. banks and thrifts at the end of June, based on market cap. With 179 offices serving customers in New York City, Long Island, and Westchester County in New York, and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, New York Community Bank is the fourth largest thrift depository in its market. Reflecting the growth of the franchise through a series of acquisitions, the Community Bank currently operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. New York Commercial Bank currently has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

As previously announced, the Company will host a conference call on July 23, 2008 at 9:30 a.m. (ET) to discuss its second quarter 2008 performance and its business model. The conference call may be accessed by dialing 877-857-6176 (for domestic calls) or 719-325-4828 (for international calls) and providing the following access code: 3024761. A replay will be available approximately two hours following completion of the call through midnight on July 28th, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on August 22, 2008.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties, and other future cash flows, or the market value of our assets; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize the related cost savings within the expected time frames; potential exposure to unknown or contingent liabilities of companies we target for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, including the section entitled “Risk Factors,” and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and 2007, June 30, 2007, and September 30, 2007, on file with the U.S. Securities and Exchange Commission (the “SEC”). Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control.

In addition, it should be noted that the Company routinely evaluates opportunities to expand through acquisition and frequently conducts due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$280,125	$335,743
Securities available for sale:
Mortgage-related	893,918	973,324
Other	284,748	407,932
Total available-for-sale securities	1,178,666	1,381,256
Securities held to maturity:
Mortgage-related	2,642,060	2,479,483
Other	1,810,260	1,883,162
Total held-to-maturity securities	4,452,320	4,362,645
Total securities	5,630,986	5,743,901
Mortgage loans:
Multi-family	14,725,297	14,055,438
Commercial real estate	4,090,494	3,825,926
Construction	905,028	1,136,652
1-4 family	279,831	380,779
Total mortgage loans	20,000,650	19,398,795
Other loans	924,635	964,453
Total loans	20,925,285	20,363,248
Less: Allowance for loan losses	(92,858)	(92,794)
Loans, net	20,832,427	20,270,454
Federal Home Loan Bank of New York stock, at cost	420,248	423,069
Premises and equipment, net	210,495	214,906
Goodwill	2,436,881	2,437,404
Core deposit intangibles, net	99,270	111,123
Other assets	1,173,067	1,043,222
Total assets	$31,083,499	$30,579,822

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$3,149,284	$2,456,756
Savings accounts	2,790,325	2,514,189
Certificates of deposit	6,183,016	6,913,036
Non-interest-bearing accounts	1,231,975	1,273,352
Total deposits	13,354,600	13,157,333
Official checks outstanding	28,110	18,749
Borrowed funds:
Wholesale borrowings	12,450,335	12,193,610
Junior subordinated debentures	484,415	484,843
Other borrowings	185,018	237,219
Total borrowed funds	13,119,768	12,915,672
Mortgagors’ escrow	104,704	78,468
Other liabilities	187,056	227,287
Total liabilities	26,794,238	26,397,509
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 343,665,007 and 323,812,639 shares issued, respectively; 343,654,196 and 323,812,639 shares outstanding, respectively)	3,437	3,238
Paid-in capital in excess of par	4,174,324	3,815,831
Retained earnings	134,571	390,757
Less: Treasury stock (10,811 and 0 shares, respectively)	(221)	--
Unallocated common stock held by ESOP	(2,540)	(3,085)
Common stock held by SERP	(3,113)	(3,113)
Accumulated other comprehensive loss, net of tax	(17,197)	(21,315)
Total stockholders’ equity	4,289,261	4,182,313
Total liabilities and stockholders’ equity	$31,083,499	$30,579,822

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
Interest Income:
Mortgage and other loans	$310,396	$312,988	$313,469	$623,384	$611,936
Securities	82,533	86,974	73,319	169,507	144,007
Money market investments	371	2,362	14,221	2,733	14,467
Total interest income	393,300	402,324	401,009	795,624	770,410

Interest Expense:
NOW and money market accounts	13,144	14,168	25,246	27,312	49,148
Savings accounts	5,841	5,979	7,310	11,820	13,011
Certificates of deposit	65,799	76,574	80,334	142,373	150,562
Borrowed funds	177,938	144,118	127,003	322,056	250,352
Mortgagors’ escrow	28	26	34	54	67
Total interest expense	262,750	240,865	239,927	503,615	463,140
Net interest income	130,550	161,459	161,082	292,009	307,270
Provision for loan losses	1,700	--	--	1,700	--
Net interest income after provision for loan losses	128,850	161,459	161,082	290,309	307,270

Non-interest (Loss) Income:
Fee income	10,210	10,584	10,747	20,794	20,500
Bank-owned life insurance	7,134	6,745	6,283	13,879	12,365
Net gain on sale of securities	568	--	9,195	568	9,195
Gain (loss) on debt repurchases	--	926	(1,848)	926	(1,848)
Loss on other-than-temporary impairment of securities	(49,595)	--	(56,958)	(49,595)	(56,958)
Other	9,024	10,242	8,652	19,266	16,898
Total non-interest (loss) income	(22,659)	28,497	(23,929)	5,838	152

Non-interest Expense:
Operating expenses:
Compensation and benefits	43,340	43,066	39,926	86,406	77,129
Occupancy and equipment	17,212	17,710	17,491	34,922	32,594
General and administrative	21,948	18,042	18,178	39,990	35,217
Total operating expenses	82,500	78,818	75,595	161,318	144,940
Debt repositioning charge	285,369	--	3,190	285,369	3,190
Amortization of core deposit intangibles	5,821	6,032	5,823	11,853	10,825
Total non-interest expense	373,690	84,850	84,608	458,540	158,955
(Loss) income before income taxes	(267,499)	105,106	52,545	(162,393)	148,467
Income tax (benefit) expense	(112,716)	32,735	16,571	(79,981)	47,674
Net (Loss) Income	$(154,783)	$72,371	$35,974	$(82,412)	$100,793

Basic (loss) earnings per share	$(0.47)	$0.22	$0.12	$(0.25)	$0.33
Diluted (loss) earnings per share	$(0.47)	$0.22	$0.12	$(0.25)	$0.33

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company's financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company's GAAP and operating earnings for the three months ended June 30, 2008, March 31, 2008, and June 30, 2007 and for the six months ended June 30, 2008 and 2007 follow:

	For the Three Months Ended			For the Six Months Ended
(in thousands, except per share data)	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
GAAP (Loss) Earnings	$(154,783)	$72,371	$35,974	$(82,412)	$100,793
Adjustments to GAAP (loss) earnings:
Debt repositioning charge	325,016	--	3,190	325,016	3,190
Loss on other-than-temporary impairment of securities	49,595	--	56,958	49,595	56,958
Litigation settlement charge	3,365	--	--	3,365	--
Visa-related gain	--	(1,647)	--	(1,647)	--
Net gain on sale of securities	--	--	(9,195)	--	(9,195)
(Gain) loss on debt repurchases	--	(926)	1,848	(926)	1,848
Income tax effect	(148,077)	371	(16,955)	(147,706)	(16,955)
Operating earnings	$75,116	$70,169	$71,820	$145,285	$136,639

Diluted GAAP (Loss) Earnings per Share	$(0.47)	$0.22	$0.12	$(0.25)	$0.33
Adjustments to diluted GAAP (loss) earnings per share:
Debt repositioning charge	0.60	--	0.01	0.60	0.01
Loss on other-than-temporary impairment of securities	0.09	--	0.12	0.09	0.13
Litigation settlement charge	0.01	--	--	--	--
Visa-related gain	--	--	--	--	--
Net gain on sale of securities	--	--	(0.02)	--	(0.02)
(Gain) loss on debt repurchases	--	--	--	--	--
Diluted operating earnings per share	$0.23	$0.22	$0.23	$0.44	$0.45

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF STOCKHOLDERS' EQUITY AND TANGIBLE STOCKHOLDERS' EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company's performance. The Company believes that these non-GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders' equity and adjusted tangible stockholders' equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the sum of its goodwill and core deposit intangibles ("CDI") and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders' equity to tangible assets, the Company divides its tangible stockholders' equity by its tangible assets, both of which include after-tax net unrealized losses on securities. The Company also calculates its ratio of tangible stockholders' equity to tangible assets excluding the after-tax net unrealized losses on securities, as such losses are impacted by changes in market interest rates and therefore tend to change from day to day. This ratio is referred to as the ratio of "adjusted tangible stockholders' equity to adjusted tangible assets." The Company calculates tangible book value per share by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Neither tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders' equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity, adjusted tangible stockholders' equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company's stockholders' equity, tangible stockholders' equity, and adjusted tangible stockholders' equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2008, March 31, 2008, and December 31, 2007 and the six months ended June 30, 2008 and 2007 follow:
	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
	2008	2008	2007	2008	2007
(in thousands)
Total Stockholders’ Equity	$4,289,261	$4,158,173	$4,182,313	$4,289,261	$3,961,471
Less: Goodwill	(2,436,881)	(2,436,933)	(2,437,404)	(2,436,881)	(2,330,704)
Core deposit intangibles	(99,270)	(105,091)	(111,123)	(99,270)	(116,157)
Tangible stockholders’ equity	$1,753,110	$1,616,149	$1,633,786	$1,753,110	$1,514,610

Total Assets	$31,083,499	$30,910,081	$30,579,822	$31,083,499	$29,623,750
Less: Goodwill	(2,436,881)	(2,436,933)	(2,437,404)	(2,436,881)	(2,330,704)
Core deposit intangibles	(99,270)	(105,091)	(111,123)	(99,270)	(116,157)
Tangible assets	$28,547,348	$28,368,057	$28,031,295	$28,547,348	$27,176,889

Tangible Stockholders’ Equity	$1,753,110	$1,616,149	$1,633,786	$1,753,110	$1,514,610
Add back: Impairment loss	--	--	--	--	38,668
After-tax net unrealized losses on securities	10,869	26,388	14,836	10,869	25,872
Adjusted tangible stockholders’ equity	$1,763,979	$1,642,537	$1,648,622	$1,763,979	$1,579,150

Tangible Assets	$28,547,348	$28,368,057	$28,031,295	$28,547,348	$27,176,889
Add back: Impairment loss	--	--	--	--	38,668
After-tax net unrealized losses on securities	10,869	26,388	14,836	10,869	25,872
Adjusted tangible assets	$28,558,217	$28,394,445	$28,046,131	$28,558,217	$27,241,429

Average Stockholders’ Equity	$4,197,293	$4,107,436	$4,182,944	$4,152,364	$3,762,299
Less: Average goodwill	(2,436,932)	(2,437,301)	(2,437,732)	(2,437,116)	(2,238,717)
Average core deposit intangibles	(102,929)	(109,046)	(115,078)	(105,988)	(112,200)
Average tangible stockholders’ equity	$1,657,432	$1,561,089	$1,630,134	$1,609,260	$1,411,382

Average Assets	$30,564,311	$30,660,666	$30,407,154	$30,612,488	$29,177,750
Less: Average goodwill	(2,436,932)	(2,437,301)	(2,437,732)	(2,437,116)	(2,238,717)
Average core deposit intangibles	(102,929)	(109,046)	(115,078)	(105,988)	(112,200)
Average tangible assets	$28,024,450	$28,114,319	$27,854,344	$28,069,384	$26,826,833

Net (Loss) Income	$(154,783)	$72,371	$67,380	$(82,412)	$100,793
Add back: Amortization of core deposit intangibles, net of tax	3,532	3,660	3,678	7,192	6,562
Adjusted net (loss) income	$(151,251)	$76,031	$71,058	$(75,220)	$107,355

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
June 30, 2008	March 31, 2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,478,132	$310,396	6.07%	$20,244,263	$312,988	6.19%
Securities	6,150,862	82,533	5.37	6,125,558	86,974	5.68
Money market investments	64,058	371	2.33	293,229	2,362	3.23
Total interest-earning assets	26,693,052	393,300	5.90	26,663,050	402,324	6.04
Non-interest-earning assets	3,871,259	3,997,616
Total assets	$30,564,311	$30,660,666
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,010,497	$13,144	1.76%	$2,616,675	$14,168	2.17%
Savings accounts	2,598,621	5,841	0.90	2,485,517	5,979	0.96
Certificates of deposit	6,401,287	65,799	4.13	6,970,738	76,574	4.41
Mortgagors’ escrow	185,626	28	0.06	122,922	26	0.08
Total interest-bearing deposits	12,196,031	84,812	2.80	12,195,852	96,747	3.18
Borrowed funds	12,806,797	177,938	5.59	12,869,126	144,118	4.49
Total interest-bearing liabilities	25,002,828	262,750	4.23	25,064,978	240,865	3.85
Non-interest-bearing deposits	1,227,850	1,226,621
Other liabilities	136,340	261,631
Total liabilities	26,367,018	26,553,230
Stockholders’ equity	4,197,293	4,107,436
Total liabilities and stockholders’ equity	$30,564,311	$30,660,666
Net interest income/ interest rate spread	$130,550	1.67%	$161,459	2.19%
Net interest-earning assets/net interest margin	$1,690,224	1.94%	$1,598,072	2.41%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.06	x

Core deposits	$6,836,968	$18,985	1.12%	$6,328,813	$20,147	1.28%

Please see the following page for an analysis of the Company’s net interest income excluding the impact of the $39.6 million debt repositioning charge recorded in the three months ended June 30, 2008, as compared to its net interest income for the three months ended March 31, 2008.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company's second quarter 2008 net interest income as if the $39.6 million debt repositioning charge described earlier in this release had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company's financial results.

The following line items are presented in the adjusted net interest income analysis for the three months ended June 30, 2008 absent the impact of the debt repositioning charge: interest expense on borrowed funds; cost of borrowed funds; interest expense on average interest-bearing liabilities; cost of funds; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the three months ended March 31, 2008.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.
For the Three Months Ended
June 30, 2008	March 31, 2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,478,132	$310,396	6.07%	$20,244,263	$312,988	6.19%
Securities	6,150,862	82,533	5.37	6,125,558	86,974	5.68
Money market investments	64,058	371	2.33	293,229	2,362	3.23
Total interest-earning assets	26,693,052	393,300	5.90	26,663,050	402,324	6.04
Non-interest-earning assets	3,871,259	3,997,616
Total assets	$30,564,311	$30,660,666
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,010,497	$13,144	1.76%	$2,616,675	$14,168	2.17%
Savings accounts	2,598,621	5,841	0.90	2,485,517	5,979	0.96
Certificates of deposit	6,401,287	65,799	4.13	6,970,738	76,574	4.41
Mortgagors’ escrow	185,626	28	0.06	122,922	26	0.08
Total interest-bearing deposits	12,196,031	84,812	2.80	12,195,852	96,747	3.18
Borrowed funds	12,806,797	138,291	4.34	12,869,126	144,118	4.49
Total interest-bearing liabilities	25,002,828	223,103	3.59	25,064,978	240,865	3.85
Non-interest-bearing deposits	1,227,850	1,226,621
Other liabilities	136,340	261,631
Total liabilities	26,367,018	26,553,230
Stockholders’ equity	4,197,293	4,107,436
Total liabilities and stockholders’ equity	$30,564,311	$30,660,666
Net interest income/interest rate spread	$170,197	2.31%	$161,459	2.19%
Net interest-earning assets/net interest margin	$1,690,224	2.54%	$1,598,072	2.41%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.06	x

Core deposits	$6,836,968	$18,985	1.12%	$6,328,813	$20,147	1.28%

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended June 30,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,478,132	$310,396	6.07%	$19,465,563	$313,469	6.44%
Securities	6,150,862	82,533	5.37	5,724,322	73,319	5.12
Money market investments	64,058	371	2.33	1,126,275	14,221	5.06
Total interest-earning assets	26,693,052	393,300	5.90	26,316,160	401,009	6.10
Non-interest-earning assets	3,871,259	3,793,709
Total assets	$30,564,311	$30,109,869
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,010,497	$13,144	1.76%	$3,129,495	$25,246	3.24%
Savings accounts	2,598,621	5,841	0.90	2,618,547	7,310	1.12
Certificates of deposit	6,401,287	65,799	4.13	6,997,582	80,334	4.60
Mortgagors’ escrow	185,626	28	0.06	166,731	34	0.08
Total interest-bearing deposits	12,196,031	84,812	2.80	12,912,355	112,924	3.51
Borrowed funds	12,806,797	177,938	5.59	11,757,489	127,003	4.33
Total interest-bearing liabilities	25,002,828	262,750	4.23	24,669,844	239,927	3.90
Non-interest-bearing deposits	1,227,850	1,201,180
Other liabilities	136,340	321,978
Total liabilities	26,367,018	26,193,002
Stockholders’ equity	4,197,293	3,916,867
Total liabilities and stockholders’ equity	$30,564,311	$30,109,869
Net interest income/interest rate spread	$130,550	1.67%	$161,082	2.20%
Net interest-earning assets/net interest margin	$1,690,224	1.94%	$1,646,316	2.44%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.07	x

Core deposits	$6,836,968	$18,985	1.12%	$6,949,222	$32,556	1.88%

Please see the following page for an analysis of the Company’s net interest income excluding the impact of the $39.6 million debt repositioning charge recorded in the three months ended June 30, 2008, as compared to its net interest income for the three months ended June 30, 2007.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company's second quarter 2008 net interest income as if the $39.6 million debt repositioning charge described earlier in this release had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company's financial results.

The following line items are presented in the adjusted net interest income analysis for the three months ended June 30, 2008 absent the impact of the debt repositioning charge: interest expense on borrowed funds; cost of borrowed funds; interest expense on average interest-bearing liabilities; cost of funds; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the three months ended June 30, 2007.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.
For the Three Months Ended June 30,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,478,132	$310,396	6.07%	$19,465,563	$313,469	6.44%
Securities	6,150,862	82,533	5.37	5,724,322	73,319	5.12
Money market investments	64,058	371	2.33	1,126,275	14,221	5.06
Total interest-earning assets	26,693,052	393,300	5.90	26,316,160	401,009	6.10
Non-interest-earning assets	3,871,259	3,793,709
Total assets	$30,564,311	$30,109,869
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,010,497	$13,144	1.76%	$3,129,495	$25,246	3.24%
Savings accounts	2,598,621	5,841	0.90	2,618,547	7,310	1.12
Certificates of deposit	6,401,287	65,799	4.13	6,997,582	80,334	4.60
Mortgagors’ escrow	185,626	28	0.06	166,731	34	0.08
Total interest-bearing deposits	12,196,031	84,812	2.80	12,912,355	112,924	3.51
Borrowed funds	12,806,797	138,291	4.34	11,757,489	127,003	4.33
Total interest-bearing liabilities	25,002,828	223,103	3.59	24,669,844	239,927	3.90
Non-interest-bearing deposits	1,227,850	1,201,180
Other liabilities	136,340	321,978
Total liabilities	26,367,018	26,193,002
Stockholders’ equity	4,197,293	3,916,867
Total liabilities and stockholders’ equity	$30,564,311	$30,109,869
Net interest income/interest rate spread	$170,197	2.31%	$161,082	2.20%
Net interest-earning assets/net interest margin	$1,690,224	2.54%	$1,646,316	2.44%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.07	x

Core deposits	$6,836,968	$18,985	1.12%	$6,949,222	$32,556	1.88%

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Six Months Ended June 30,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,361,198	$623,384	6.13%	$19,478,748	$611,936	6.29%
Securities	6,138,210	169,507	5.52	5,517,613	144,007	5.22
Money market investments	182,574	2,733	3.01	576,363	14,467	5.06
Total interest-earning assets	26,681,982	795,624	5.97	25,572,724	770,410	6.03
Non-interest-earning assets	3,930,506	3,605,026
Total assets	$30,612,488	$29,177,750
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$2,813,586	$27,312	1.95%	$3,036,325	$49,148	3.26%
Savings accounts	2,542,069	11,820	0.94	2,511,620	13,011	1.04
Certificates of deposit	6,686,013	142,373	4.28	6,564,798	150,562	4.62
Mortgagors’ escrow	154,274	54	0.07	143,619	67	0.09
Total interest-bearing deposits	12,195,942	181,559	2.99	12,256,362	212,788	3.50
Borrowed funds	12,837,961	322,056	5.04	11,714,169	250,352	4.31
Total interest-bearing liabilities	25,033,903	503,615	4.04	23,970,531	463,140	3.89
Non-interest-bearing deposits	1,227,235	1,148,928
Other liabilities	198,986	295,992
Total liabilities	26,460,124	25,415,451
Stockholders’ equity	4,152,364	3,762,299
Total liabilities and stockholders’ equity	$30,612,488	$29,177,750
Net interest income/interest rate spread	$292,009	1.93%	$307,270	2.14%
Net interest-earning assets/net interest margin	$1,648,079	2.17%	$1,602,193	2.38%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.07	x

Core deposits	$6,582,890	$39,132	1.20%	$6,696,873	$62,159	1.87%

Please see the following page for an analysis of the Company’s net interest income for the six months ended June 30, 2008 excluding the impact of the $39.6 million debt repositioning charge recorded in the second quarter, as compared to its net interest income for the six months ended June 30, 2007.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company's net interest income for the six months ended June 30, 2008 as if the second quarter $39.6 million debt repositioning charge described earlier in this release had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company's financial results.

The following line items are presented in the adjusted net interest income analysis for the six months ended June 30, 2008 absent the impact of the debt repositioning charge: interest expense on borrowed funds; cost of borrowed funds; interest expense on average interest-bearing liabilities; cost of funds; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the six months ended June 30, 2007.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.
For the Six Months Ended June 30,
2008	2007
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$20,361,198	$623,384	6.13%	$19,478,748	$611,936	6.29%
Securities	6,138,210	169,507	5.52	5,517,613	144,007	5.22
Money market investments	182,574	2,733	3.01	576,363	14,467	5.06
Total interest-earning assets	26,681,982	795,624	5.97	25,572,724	770,410	6.03
Non-interest-earning assets	3,930,506	3,605,026
Total assets	$30,612,488	$29,177,750
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$2,813,586	$27,312	1.95%	$3,036,325	$49,148	3.26%
Savings accounts	2,542,069	11,820	0.94	2,511,620	13,011	1.04
Certificates of deposit	6,686,013	142,373	4.28	6,564,798	150,562	4.62
Mortgagors’ escrow	154,274	54	0.07	143,619	67	0.09
Total interest-bearing deposits	12,195,942	181,559	2.99	12,256,362	212,788	3.50
Borrowed funds	12,837,961	282,409	4.42	11,714,169	250,352	4.31
Total interest-bearing liabilities	25,033,903	463,968	3.73	23,970,531	463,140	3.89
Non-interest-bearing deposits	1,227,235	1,148,928
Other liabilities	198,986	295,992
Total liabilities	26,460,124	25,415,451
Stockholders’ equity	4,152,364	3,762,299
Total liabilities and stockholders’ equity	$30,612,488	$29,177,750
Net interest income/interest rate spread	$331,656	2.24%	$307,270	2.14%
Net interest-earning assets/net interest margin	$1,648,079	2.47%	$1,602,193	2.38%
Ratio of interest-earning assets to interest-bearing liabilities	1.07	x	1.07	x

Core deposits	$6,582,890	$39,132	1.20%	$6,696,873	$62,159	1.87%

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
GAAP EARNINGS DATA:
Net (loss) income	$(154,783)	$72,371	$35,974	$(82,412)	$100,793
Basic (loss) earnings per share	(0.47)	0.22	0.12	(0.25)	0.33
Diluted (loss) earnings per share	(0.47)	0.22	0.12	(0.25)	0.33
Return on average assets	(2.03)%	0.94%	0.48%	(0.54)%	0.69%
Return on average tangible assets (1)	(2.16)	1.08	0.57	(0.54)	0.80
Return on average stockholders’ equity	(14.75)	7.05	3.67	(3.97)	5.36
Return on average tangible stockholders’ equity (1)	(36.50)	19.48	10.77	(9.35)	15.21
Efficiency ratio (2)	76.47	41.49	55.12	54.16	47.15
Operating expenses to average assets	1.08	1.03	1.00	1.05	0.99
Interest rate spread	1.67	2.19	2.20	1.93	2.14
Net interest margin	1.94	2.41	2.44	2.17	2.38
Shares used for basic EPS computation	331,271,217	322,719,037	310,847,788	326,995,127	302,134,119
Shares used for diluted EPS computation	331,271,217	323,988,429	312,443,563	326,995,127	303,593,922

OPERATING EARNINGS DATA: (3)
Operating earnings	$75,116	$70,169	$71,820	$145,285	$136,639
Basic operating earnings per share	0.23	0.22	0.23	0.44	0.45
Diluted operating earnings per share	0.23	0.22	0.23	0.44	0.45
Return on average assets	0.98%	0.92%	0.95%	0.95%	0.94%
Return on average tangible assets (1)	1.12	1.05	1.09	1.09	1.07
Return on average stockholders’ equity	7.16	6.83	7.33	7.00	7.26
Return on average tangible stockholders’ equity (1)	18.98	18.92	20.54	18.95	20.29
Operating efficiency ratio (2)	40.14	42.06	40.48	41.08	40.60
Shares used for basic operating EPS computation	331,271,217	322,719,037	310,847,788	326,995,127	302,134,119
Shares used for diluted operating EPS computation	333,103,018	323,988,429	312,443,563	328,502,463	303,593,922

(1) Please see the reconciliations of stockholders' equity and tangible stockholders' equity earlier in this release.

(2) The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.

(3) Please see the reconciliations of GAAP and operating earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At June 30,	At March 31,	At December 31,
	2008	2008	2007
BALANCE SHEET DATA:
Book value per share	$12.51	$12.83	$12.95
Tangible book value per share(1)	5.11	4.99	5.06
Stockholders’ equity to total assets	13.80%	13.45%	13.68%
Tangible stockholders’ equity to tangible assets(1)	6.14	5.70	5.83
Tangible stockholders’ equity to tangible assets excluding after-tax net unrealized losses on securities(1)	6.18	5.78	5.88
Shares used for book value and tangible book value per share computations(1)	342,849,645	324,061,691	322,834,839
Total shares issued and outstanding	343,654,196	324,952,866	323,812,639

ASSET QUALITY RATIOS:
Non-performing loans to total loans	0.15%	0.11%	0.11%
Non-performing assets to total assets	0.10	0.07	0.07
Allowance for loan losses to non-performing loans	289.49	421.66	418.14
Allowance for loan losses to total loans	0.44	0.45	0.46

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity earlier in this release.

Footnotes to the Text

(1)	Please see the discussions and analyses of the Company's net interest income and adjusted net interest income for the three and six months ended June 30, 2008 provided in this release.

(2)	Please see the reconciliations of the Company's stockholders' equity and tangible stockholders' equity and the related measures provided in this release.

(3)	The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings provided in this release.

(4)	Please see the reconciliations of the Company's GAAP and operating earnings provided in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola
Executive Vice President &
Director, Investor Relations
516-683-4420